Exhibit 99.1

DarioHealth Announces Closing of wayForward Acquisition

NEW YORK, June 8 2021 -- DarioHealth Corp. (Nasdaq: DRIO), a pioneer in the global digital therapeutics (DTx) market, today announced the consummation of the previously announced acquisition of PsyInnovations, Inc. (dba wayForward) through the merger of PsyInnovations into DarioHealth’s wholly-owned subsidiary, WF Merger Sub, Inc., which changed its name to PsyInnovations, Inc. in connection with the merger. Under the Agreement and Plan of Merger, dated as of May 15, 2021, the Company paid, or will pay, aggregate consideration (“Merger Consideration”) of (A) $6.0 million in cash and (B) up to $24.0 million in shares of Company common stock, par value $0.0001 per share (the “Common Stock”), including up to $5.0 million structured as an earn-out payable in shares of Common Stock if behavioral health revenues from the Company exceed a certain threshold in 2022, subject to customary working capital and other adjustments as of the closing of the Merger (the “Closing”). $3.0 million of the Merger Consideration, consisting of $2,750,000 in shares of Common Stock and $250,000 in cash, will be subject to a hold-back for a minimum of eighteen (18) months to secure indemnification obligations. The Company will issue an aggregate of approximately 898,500 shares Common Stock in the Merger, including the hold-back shares, determined based on the 60-day volume weighted average share price (VWAP) of $21.09 per share of the Common Stock traded on The Nasdaq Stock Market LLC that ended on May 13, 2021, plus up to approximately 237,000 shares of Common Stock if the full earn-out is achieved.

The Company, through its subsidiary PsyInnovations, Inc., will employ PsyInnovations’ founders Mr. Ritvik Singh and Dr. Navya Singh, as General Manager, Head of Behavioral Health, and Chief Behavioral Science Officer, respectively, pursuant to offer letters. Mr. Singh’s offer letter provides for a grant, effective at the Closing, of a non-qualified stock option to purchase 75,000 shares of the Common Stock pursuant to Nasdaq Listing Rule 5635(c)(4), outside of the Company's existing 2020 Equity Incentive Plan. The option is intended to be granted as an inducement material to Mr. Singh becoming an employee of the Company or its subsidiary, in accordance with Nasdaq Listing Rule 5635(c)(4). The option will have an exercise price per share of $19.99 (the closing price of the Common Stock on the Nasdaq Stock Market on June 4, 2021, the trading day prior to the Closing date). 60,000 of the option shares will vest over a three-year period beginning on the Closing date, subject to Mr. Singh's continued employment by the Company or its subsidiary on the applicable vesting date. The remaining 15,000 option shares will vest upon the Company or its subsidiary meeting specified revenue targets on a rollout of the wayForward platform, subject to Mr. Singh’s continued employment on the vesting date.

About DarioHealth Corp.

DarioHealth Corp. (Nasdaq: DRIO) is a leading global digital therapeutics company revolutionizing how people with chronic conditions manage their health. Dario's next-generation, AI-powered, digital therapeutic solutions support more than just an individual's disease. Dario provides adaptive, personalized experiences that drive behavior change through evidence-based interventions, intuitive, clinically proven digital tools, high-quality software, and coaching to help individuals improve health and sustain meaningful outcomes. Dario offers one of the highest-rated diabetes and hypertension solutions on the market. The company's cross-functional team operates at the intersection of life sciences, behavioral science, and software technology and is rapidly expanding into new chronic conditions and geographic markets, using a performance-based approach to improve its users' health. Dario makes the right thing to do the easy thing to do. To learn more about DarioHealth and its digital health solutions, or for more information, visit http://dariohealth.com.

Cautionary Note Regarding Forward-Looking Statements

This news release and the statements of representatives and partners of DarioHealth Corp. (the "Company") related thereto contain or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "plan," "project," "potential," "seek," "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company's results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, and the risks associated with the adequacy of existing cash resources. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those risks discussed in the Company's filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results (including, without limitation, the timing for and results of the Company's commercial and regulatory plans for Dario™ as described herein) may differ significantly from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

DarioHealth Corporate Contact:

Suzanne Bedell

VP Marketing

suzanne@dariohealth.com

+1-347-767-4220

Investor Relations Contact:

Chuck Padala

chuck@lifesciadvisors.com

+1-646-627-8390